Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity International Real Estate Fund of our report dated September 12, 2006 on the financial statements and financial highlights included in the July 31, 2006 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 27, 2007